EXHIBIT 10.43
August 1, 2002

David L. Goret
116 Sand Spring Road
New Vernon, N.J. 07976

Dear David:

On behalf of Mercator Software, I am very pleased to extend an offer of employment to you as Senior VP, General Counsel. Your first day of employment is to be determined but expected on or about September 3, 2002. Following are details of our offer to you.

1.  Position.    SVP, General Counsel reporting to Ken Hall, Executive VP, CFO & Treasurer. Your work location will be Wilton, CT. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from entering employment with or performing your duties for the Company.

2.  Compensation and Employee Benefits.    You will be paid a starting salary at the rate of $208,000 annually, subject to Mercator’s annual compensation review each year beginning January, 2003, and payable bi-weekly in accordance with the Company’s standard payroll schedule. We will also offer you the opportunity to participate in the Company’s annual incentive bonus plan, under which you will be eligible to earn, at par, a bonus of 75% of your base salary. The bonus payout is based upon corporate and strategic performance objectives. The payout range is zero to 300% of the at par amount, pro-rated for 2002. A $15,000 advance of this bonus will be paid upon your start, and applied against the bonus earned and payable in February of following year, consistent with when other executives at this level are paid. As a senior executive, you will be eligible to participate in the company-sponsored executive benefit program, including MERP (Medical Executive Reimbursement Program), pro-rated to 50% of the calendar year benefit for 2002.

3.  Options.    You will be granted 100,000 options, subject to approval of the Compensation Committee of the Board of Directors, upon joining the company with an exercise price equal to the fair market value on the date of hire. Upon your start date, 25,000 options will vest immediately, with the remainder vesting quarterly over a four-year period. In addition, you will be eligible for additional options in Q1 along with other senior executives.

Upon a change of control of Mercator, Fifty (50%) percent of your outstanding unvested stock options will vest and become immediately exercisable. In the event of a Change of Control, if you are constructively dismissed within one year of such action, you will be provided a pro-ration of your y-t-d target annual bonus, plus 12 months severance (salary & target bonus) and benefits and 100% of your outstanding unvested stock options will vest and become immediately exercisable.

A change of control will be defined as the Acquisition, merger, dissolution, liquidation, consolidation or sale of all or substantially all of the assets of the company. The options that you acquire shall be subject to the terms and conditions of the relevant stock option plan and stock option agreement and other related agreements to be entered into by and between you and the Company.

Constructive dismissal shall be defined as the occurrence of any of the following, without employee’s written consent: (i) a significant diminution of, or the assignment to you of any duties inconsistent with your title, status, duties or responsibilities, (ii) a reduction in annual base salary, target bonus or fringe benefit which by itself or in the aggregate is material to employee’s compensation, or (iii) the failure to obtain the written assumption of employee’s employment Agreement by any successor to all or substantially all of its assets or business within thirty (30) days after a merger, consolidation, sale or a Change of Control as defined above.

4.  Vacation.    You will be entitled to four weeks vacation annually, pro-rated for 2002 in addition to scheduled company holidays.

5.  Life Insurance.    As an executive within the company, you will be entitled to receive term life insurance in the amount of $500,000 subject to insurance physical and review.

6.  Severance.    If you are constructively dismissed for any reason other than for cause, you will be entitled to twelve months’ salary payable biweekly. In addition, executive benefits for medical insurance and other executive perquisites will be provided for twelve months or until available from another employer, whichever occurs first. Cause means: (i) your conviction of a felony;

(ii) your willful neglect of your obligations and duties hereunder, which neglect you fail to remedy within ten days after written demand from Mercator; or (iii) you willfully engage in conduct demonstrably and materially injurious to Mercator, momentarily or otherwise, and fail to remedy such conduct within ten days after receipt of Notice thereof from Mercator. For the purpose of this clause, no act, or failure to act, on your part shall be deemed willful unless done, or omitted to be done, by you in good faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of Mercator.

Constructive dismissal shall be defined as in section 3 above.

7.  Employment Relationship.    The term of your employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

8.  Withholding Taxes.    All amounts of compensation referred to in this letter are subject to reduction by the Company to meet all applicable withholding and payroll tax requirements.

9.  Conditions of Employment.  Upon joining Mercator, you will be required to sign the enclosed Conditions of Employment agreement that includes non-disclosure and non-compete clauses which set forth conditions relating to the security and protection of the Company’s trade secrets. In addition, you will be required to comply with and periodically sign a certification of compliance with Mercator’s Insider Trading Policy.

10.  Entire Agreement.    This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter and is subject to a successful background, reference check and approval by the Board of Directors.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the line provided below and returning the executed copy to the undersigned. The terms and conditions of this offer will expire on August 2, 2002 unless extended in writing. Your employment with the Company is also contingent upon approval by the Compensation and Options Committees of the Board of Directors and your providing legal proof of your identify and authorization to work in the United States.

I look forward to working with you and if you have any questions, please call me at (203) 563-1358 (cell: 203-722-9416).

Very truly yours,
MERCATOR SOFTWARE, INC.

/s/    Greg O’Brien

Greg O’Brien
SVP Human Resources

I have read and accept this employment offer:

Date: 8/1/02
/s/ DAVID L. GORET

Signature of David L. Goret

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